UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2004

VITAL IMAGES, INC.
(Exact name of Registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

0-22229
(Commission File Number)

42-1321776
(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Plymouth, MN	55447
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 852-4100

Item 5.           Other Information

Effective June 1, 2003, Vital Images, Inc. entered into an Amended and Restated Development, Supply, Marketing and Distribution Agreement with E-Z-EM, Inc. (the “Agreement”), which amends and restates in its entirety the Development, Supply, Marketing and Distribution Agreement between Vital Images, Inc. and E-Z-EM, Inc. dated October 24, 2001.  The Agreement with E-Z-EM, Inc. was signed on or about May 24, 2004.

Under the Agreement, Vital Images has agreed to continue its development of a virtual colonoscopy visualization and analysis software product, and both Vital Images and E-Z-EM have agreed to further the promotion and marketing of the product.  The Agreement provides that Vital Images will pay to E-Z-EM a royalty equal to 23% of the gross sales prices of the virtual colonoscopy software product.  Also under the Agreement, E-Z-EM will pay to Vital Images a portion of the software development costs for the virtual colonoscopy software product.  The term of the Agreement is from June 1, 2003 until October 23, 2011.  The Agreement can be terminated at an earlier date by either party if the other party files a petition in bankruptcy; is declared bankrupt; is subject to a “Change of Control,” as that term is defined in the Agreement; materially breaches the Agreement and fails to cure the breach within 30 days of written notice of the breach from the other party; or is affected by a “Force Majeure” for more than six months, as that term is defined in the Agreement.  The parties also can terminate the Agreement by mutual written consent.

The foregoing description of the Agreement with E-Z-EM is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 7.           Financial Statements and Exhibits

(c)                                  Exhibits

10.1         A copy of the Amended and Restated Development, Supply, Marketing and Distribution Agreement dated as of June 1, 2003 by and between Vital Images, Inc. and E-Z-EM, Inc. is filed as Exhibit 10.1 to this Current Report on Form 8-K.  Vital Images has requested confidential treatment of portions of this Exhibit.

99.1         A copy of the joint press release of Vital Images and E-Z-EM, Inc. dated August 3, 2004 is filed as Exhibit 99.1 to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VITAL IMAGES, INC.

By: /s/ Gregory S. Furness
Gregory S. Furness
Chief Financial Officer and
Vice President-Finance
(Chief Financial Officer and Chief Accounting Officer)

Dated:  August 3, 2004